AGREEMENT OF SALE


     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 8th day of August, 1996, by and between AVALON PROPERTIES, INC., a Maryland corporation ("Purchaser"), and BOULDER SPRINGS LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Fifteen Million Six Hundred Thousand And No/100 Dollars ($15,600,000.00) (the "Purchase Price"), that certain property commonly known as Boulder Springs Apartments, Richmond, Virginia legally described on
Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property owned by Seller and used in connection with the operation of the Property, including, without limitation, those items set forth on Exhibit B attached hereto (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C; and

     2.2. If Purchaser assumes the loan (the "Loan") encumbering the Property evidenced by the "Loan Documents"(as hereinafter defined) as provided in Paragraph 25 hereof, the assumption by Purchaser of Seller's obligations under the Loan Documents being an amount equal to the outstanding principal balance of the "Note" (as hereinafter defined) as of the "Closing Date" (as hereinafter defined).

     2.3. On the "Closing Date", the balance of the Purchase Price (i.e., $15,600,000.00 less the outstanding principal balance of the Note if the Loan as assumed by the Purchaser), adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Lawyers Title Insurance Corporation (hereinafter referred to as "Title Insurer") dated June 19, 1996 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exceptions contained in the standard title policy to be issued by Title Insurer based on the Title Commitment which are not deleted by "extended coverage"; (b) general real estate taxes, association assessments, special district taxes and related charges not yet due and payable; (c) matters shown on the "Existing Survey" (hereinafter defined); (d) matters caused by the actions of Purchaser; (e) the Loan Documents, if Purchaser assumes the Loan; and (f) the title exceptions set
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forth in Schedule B - Section 2 of the Title Commitment as Numbers 2 through 13 inclusive, and Numbers 17 through 25 inclusive, to the extent that same effect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Seller and Purchaser shall each pay for one-half of the costs of the Title Commitment and Title Policy and Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy.

     3.2. Purchaser has received a survey of the Property dated May 5, 1995, prepared by Gene Watson & Associates (the "Existing Survey"). Seller shall pay for the costs of updating the Existing Survey and Seller shall deliver the updated survey (the "Updated Survey") to Purchaser within 20 days after the date hereof. Purchaser hereby acknowledges that all matters disclosed by the Existing Survey are acceptable to Purchaser.

     3.3. The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

4.   PAYMENT OF CLOSING COSTS.

     4.1. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Purchaser and Seller shall each pay for one-half of the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction. Each party shall pay its own attorney's fees.

     4.2. Purchaser shall pay all prepayment premiums payable under the Loan Documents if Purchaser does not assume the Loan.

5.   CONDITION OF TITLE.

     5.1. If, at or prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $50,000.00 (a "Minor Unpermitted Exception"), removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, exceed $50,000.00, removed from the Title Commitment. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or, with respect to a Minor
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Unpermitted Exception, have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party) with the intention to prevent the sale of the Property in accordance with the terms hereof or if Seller is able to bond over, cure or remove a Minor Unpermitted Exception for a cost not to exceed $50,000 or the Title Insurer is willing to insure over a Minor Unpermitted Exception for a cost not to exceed $50,000 in accordance with the terms hereof and Seller fails to expend said funds in either case, then Purchaser shall have the additional rights contained in Paragraph 11 herein. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible or, to the extent any such casualty is not covered by insurance, Seller shall pay to Purchaser at Closing the cost to repair the Property. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's good faith estimate of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00, then this Agreement may be terminated at the option of Purchaser, which option shall be exercised,
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if at all, by Purchaser's written notice thereof to Seller within five (5)
business days after Purchaser receives written notice of such fire or other casualty, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on the date hereof and ending at 5:00 p.m. Chicago time on September 23, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees,
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contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of all leases (which leases are located at the Property), and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, insurance policies, utility account numbers, service contracts, and unaudited year end 1995 and year-to-date operating statements and such other documents reasonably requested by Purchaser which are reasonably available to Seller. Furthermore, if the following are reasonably available to Seller, Seller shall deliver to Purchaser as-built plans and specifications, occupancy permits, operating licenses, engineering reports, soil tests and reports and capital expenditure records.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property, including the entry of Purchaser, its employees or agents and its lender onto the Property and including, without limitation, liability for mechanics' lien claims. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion.

     Prior to commencing any such tests, studies and investigations, Purchaser shall, upon request of Seller, furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied in its sole and absolute discretion with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement. If Purchaser fails to give Seller written notice prior to the expiration of the Inspection Period that it elects to proceed with this transaction, this Agreement will terminate. In the event of such termination: (i) Purchaser, at Seller's request, shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period, provided Seller reimburses Purchaser one-half the cost of any such studies, reports and other investigations requested by Seller; and
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(ii) the Earnest Money deposited by Purchaser shall be immediately paid to
Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Except with respect to the representations and warranties contained herein, Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except with respect to a breach by Seller of any representation or warranty expressly contained herein or a third party claim or governmental claim made against Purchaser arising out of Hazardous Materials which were present at the Property prior to Closing, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and, except with respect to a breach by Seller of any representation or warranty expressly contained herein or such third party or governmental claims, Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976

("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
Section 1802 et seq.  As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as expressly set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property.

     7.4. Seller has provided to Purchaser the following existing report: Phase I Environmental Assessment, dated April 2, 1996, prepared by EMG (Project No.
04501059.96B) ("Existing Report").   Seller makes no representation or warranty
concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report.

8. CLOSING. The closing of this transaction (the "Closing") shall be on October 8, 1996 (the "Closing Date"), at the office of Title Insurer, Richmond, Virginia at which time Seller shall deliver possession of the Property to Purchaser. Notwithstanding the foregoing, if on or before the last day of the Inspection Period, Purchaser notifies Seller in writing that Purchaser intends to assume the Loan as provided in Paragraph 25 hereof, the Closing Date shall be extended to the earlier to occur of: (a) November 7, 1996, and (b) the date which is the later to occur of (i) five (5) business days after the date on which Purchaser and Seller have received all documents evidencing the consent of "Lender" (as hereinafter defined) to the assumption of the Loan by
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Purchaser, and (ii) the original Closing Date.  This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in the State of Virginia, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

9.   CLOSING DOCUMENTS.

     9.1. On the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a quit claim bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H which Purchaser has elected to take an assignment of pursuant to Paragraph 26;

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or copies of, leases affecting the Property and all records and correspondence related thereto in Seller's possession (which shall be delivered at the Property);

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          9.2.8.  possession of the Property to Purchaser;

          9.2.9.  evidence of the termination of the management agreement;
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          9.2.10.  notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K or such other form requested by Purchaser and approved by Seller);

          9.2.11.  an updated rent roll and delinquency report;

          9.2.12. originals or copies of all warranties, guarantees and operating manuals in Seller's possession (which shall be delivered at the Property);

          9.2.13. all keys in Seller's possession (which shall be delivered at the Property); and

          9.2.14. evidence of the payment of broker's commissions to PW Real Estate Group.

10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT AND THE TERMINATION OF THIS AGREEMENT BY SELLER, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IN THE EVENT OF A DEFAULT OF THE SELLER UNDER THE PROVISIONS OF THIS AGREEMENT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, (A) PURCHASER SHALL HAVE THE RIGHT TO WAIVE THE DEFAULT AND PROCEED TO CLOSING, AND (B) IF SELLER'S DEFAULT IS (1) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE, WILLFUL ACTION WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE AGAINST THE PROPERTY WITH THE INTENTION TO PREVENT THE SALE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS HEREOF AND WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5.1 HEREOF; (2) ITS FAILURE TO EXPEND UP TO $50,000 IF (I) SELLER IS ABLE TO BOND OVER, CURE OR REMOVE A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $50,000 OR (II) THE TITLE INSURER IS WILLING TO INSURE OVER A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $50,000 IN ACCORDANCE WITH THE TERMS HEREOF OR (3) ITS WILLFUL REFUSAL TO CLOSE THE TRANSACTION, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. All normal and customarily proratable items, including, without limitation, real estate and personal property taxes and assessments, utility bills (except as hereinafter provided), collected rents and other income, and payments under service contracts assigned to Purchaser, shall be prorated in escrow as of the Closing Date, Seller being charged and credited for all of the same relating to the period up to the Closing Date and Purchaser being charged and credited for all of the same relating to the period on and after the Closing Date. No proration will be made in relation to insurance premiums and the insurance policies will not be assigned to Purchaser. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. In addition, if Purchaser assumes the Loan, Purchaser shall give Seller a credit at Closing for all escrows, reserves and holdbacks held by Lender under the Loan Documents.

     12.2. No proration shall be made in relation to delinquent rents existing, if any, as of the Closing Date. In adjusting for uncollected rents, no adjustment shall be made in Seller's favor for rents which have accrued and are unpaid as of Closing, but Purchaser shall pay Seller such accrued and unpaid rents, as and when collected by Purchaser, it being agreed that Purchaser shall not be deemed to have collected any such arrearages attributable to the period prior to Closing until such time as the tenant is current in the payment of all rents accruing in the month of and after the Closing. Purchaser agrees to bill tenants of the Property for all past due rents and to take any additional reasonable actions requested by Seller to collect rents that are accrued but unpaid as of the Closing, provided that Purchaser shall not be obligated to incur any out-of-pocket third party expense in connection with such actions and Purchaser shall not be obligated to take any action to terminate a tenancy. Seller reserves the right to bring suit against tenants of the Property to collect for accrued but unpaid rents owed Seller as of the Closing Date, but Seller may not, subsequent to Closing, bring suit for possession of the premises occupied by such tenants.

     12.3. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills. Otherwise a proration shall be made based upon the parties' reasonable good faith estimate and a readjustment made within ninety (90) days after Closing. Seller shall be entitled to receive a return of all deposits presently in effect with the utility providers, and Purchaser shall be obligated to make its own arrangements for deposits with the utility providers.

     12.4. Purchaser shall receive a credit for all refundable security deposits, with any interest thereon required by the leases or by applicable law (if not transferred separately). If interest is due on a security deposit only if the tenant is in possession for a stated period of time which has not elapsed as of Closing, the credit shall be given as if the tenant will be in possession for the required period and there shall be no post-closing adjustment.

     12.5. With respect to each apartment which has been vacant for at least ten (10) business days prior to Closing and which is not in "rent ready" condition at Closing, Purchaser shall receive a credit of $250.

     12.6. The provisions of this Paragraph 12 shall survive the Closing for a period of ninety (90) days at which time there will be a one time readjustment, if necessary.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity in which Purchaser owns a controlling interest, provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or such assignee is adjudicated as a bankrupt or insolvent, or such assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to PW Real Estate Group (to be paid by Seller). Seller's commission to PW Real Estate Group shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes.
Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to PW Real Estate Group. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Alan G. Lieberman and Reid Reynolds, or Shawn Bottoms (the on-site property manager) and Dawn Josemans (the district manager of the property manager) (collectively referred to as the "Seller's Representatives"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representatives have actual knowledge. Except as set forth above, any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representatives.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties (other than the representations and warranties contained in Paragraphs 16.2.2, 16.2.3 and 16.2.8) are made to Seller's knowledge and which shall, subject to Paragraph 16.3, be remade at Closing:

          16.2.1. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property other than slip and fall matters covered by insurance;

          16.2.2. Seller has the power to execute this Agreement and consummate the transactions contemplated herein and all necessary consents (other than the Lender's consent to Purchaser's assumption of the Loan Documents) have been obtained;

          16.2.3. the rent roll and delinquency report attached hereto as Exhibit L and the rent roll and delinquency report updated as of the Closing Date are accurate as of the date set forth thereon and sets forth: (a) the total number of apartments at the Property, (b) the name of each existing tenant residing in each number designation, (c) apartment number designation,
(d) all arrearages owing from said tenant, (e) the expiration date or status of the term of the lease (including all rights or options to renew), (f) the current rent and other payments actually being collected and which the tenant is obligated to make under the lease, and (g) the current outstanding balance of all refundable security deposits held thereunder, including accrued interest, and prepaid rents, if any.

          16.2.4. Seller has delivered or made available to Purchaser true and complete copies of the leases affecting the Property, and all extensions, renewals and amendments thereto. No brokerage commission or compensation is payable in respect of the leases. There are no parties in possession of the Property other than those persons shown on the rent roll or pursuant to leases executed between the date of the rent roll and the Closing Date or persons claiming through them.

          16.2.5. No tenant is entitled to rental concessions or abatements for any period subsequent to the Closing Date.

          16.2.6. All work required to be performed by Seller in the ordinary course of business under the leases has been completed, or will be completed prior to the Closing Date, in a workmanlike manner and in accordance with the leases and all applicable law and regulations.

          16.2.7. Seller has not received any notice of proceedings relating to the revocation or modification of any license relating to the operation of the Property which would have a material adverse effect on the Property.

          16.2.8. Seller has delivered to Purchaser copies of all reports in its possession with respect to the Property relating to Hazardous Materials.

          16.2.9. Except as may be set forth in the Existing Report, Seller has not received any notice from any governmental authority having jurisdiction over the Property of any uncured violation of any Environmental Law with respect to the Property.

          16.2.10. The unaudited historical financial information regarding the Property delivered to Purchaser is accurate and complete in all material respects.

          16.2.11. No employees of Seller are engaged in the operation or maintenance of the Property.

     16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute this Agreement and, subject to final approval by Purchaser's Board of Directors prior to the expiration of the Inspection Period, consummate the transactions contemplated herein.

     16.4. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party thereof. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraph 16.6 herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

     16.5. The parties agree that the representations contained herein shall survive Closing for a period of two hundred seventy (270) days (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of two hundred seventy (270) days immediately following Closing).

     16.6. Seller covenants to lease, operate and manage the Property in the same manner that it has leased, managed, maintained and operated the Property during the period of Seller's ownership, subject to reasonable wear and tear and casualty. Seller shall not enter into any lease for a term exceeding thirteen (13) months.

17.  LIMITATION OF LIABILITY.

     17.1. Except to the extent of distributions received which would result in a breach of the covenant of Seller set forth in Paragraph 17.3, none of Seller's beneficiaries, shareholders, partners, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     17.2. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $500,000. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit.

     17.3. Seller further agrees not to distribute $500,000 of the proceeds of the Purchase Price to its partners for the longer of (i) two hundred seventy
(270) days after the Closing and (ii) final resolution of any claims by Purchaser and asserted in writing against Seller prior to the expiration of the two hundred seventy (270) days after the Closing in accordance with the terms of this Agreement ("Claims"); provided, however, that if any Claims are disputed by Seller, Seller shall have the right, by written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction within two hundred seventy (270) days after such notice to Purchaser; otherwise said notice with respect to the Claim in question shall no longer prevent Seller from distributing the proceeds.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Alan Lieberman
                              (847) 317-4360
                              (847) 317-4462 (FAX)

     and to:                  Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

          TO PURCHASER:       Avalon Properties
                              5904 Richmond Highway
                              Suite 300
                              Alexandria, Virginia 22303
                              Attention: Lili Dunn
                              (703) 329-3593
                              (703) 329-9130 (FAX)

     and one copy to:         Goulston & Storrs
                              400 Atlantic Avenue
                              Boston, Massachusetts 02110
                              Attention: Jordan Krasnow, Esq.
                              (617) 574-4081
                              (617) 574-4112 (FAX)

and a second copy to:         Avalon Properties
                              15 River Road, Suite 210
                              Wilton, CT 06897-4064
                              (203) 761-6543
                              (203) 761-6555 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Virginia, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25. ASSUMPTION OF LOAN. The Property is currently encumbered by that certain Multifamily Deed of Trust, Assignment of Rents and Security Agreement (the "Mortgage") by Seller for the benefit of Berkshire Mortgage Finance Limited Partnership, a Massachusetts limited partnership and assigned to Federal National Mortgage Corporation (the "Lender"), dated May 31, 1995, which secures that certain Multifamily Note (the "Note") made by Seller and payable to Lender in the original principal amount of Eight Million One Hundred Forty Thousand And No/100 ($8,140,000.00) (the Mortgage and the Note, together with all other documents or instruments entered into in connection with the Mortgage and the Note, are hereinafter referred to as the "Loan Documents"). Seller has delivered to Purchaser copies of those Loan Documents set forth on Exhibit M. In addition, within ten (10) business days of the date hereof, Seller shall provide Purchaser with a list of all escrows, reserves and holdbacks held by Lender under the Loan Documents.

     Purchaser has advised Seller that Purchaser is considering assuming the Loan and all of the Loan Documents. Although Seller agrees to cooperate in good faith with Purchaser in connection with Purchaser's potential assumption of the Loan and the Loan Documents, Purchaser acknowledges and agrees that Purchaser's assumption of the Loan and the Loan Documents is not a condition precedent to Purchaser's obligations hereunder. Any such assumption of the Loan by Purchaser shall contain a complete release of Seller for all liability under the Loan and the Loan Documents. Purchaser further acknowledges and agrees that Seller will be requesting from the Lender the amount necessary to prepay the Loan on the Closing Date. Seller agrees to make such request at least sixty (60) days prior to the Closing Date. Purchaser will advise Seller, in writing, whether or not Purchaser intends to assume the Loan prior to the last day of the Inspection Period. Purchaser shall be deemed to have elected not to assume the Loan if Purchaser fails to so advise Seller on the last day of the Inspection Period.

     If Purchaser elects to assume the Loan and the Loan Documents, Purchaser shall pay all application fees, transfer fees (up to a maximum amount of one percent (1%) of the outstanding principal balance of the Note) and the costs and expenses of Lender incurred in connection with such assumption as and to the extent provided in the Loan Documents.

26. SERVICE CONTRACTS. Attached hereto as Exhibit H is a list of service contracts affecting the Property. Seller has delivered to Purchaser a copy of each such service contract. Within fifteen (15) days following the date hereof, Purchaser shall notify Seller as to which service contracts Seller shall assign to Purchaser. If Purchaser fails to so notify Seller within said fifteen (15) day period, Purchaser shall be deemed to have elected to have Seller assign all said service contracts to Purchaser. Seller shall assign all such service contracts to Purchaser at Closing, and Purchaser shall assume responsibility and obligations under said service contracts. Notwithstanding the foregoing, Purchaser shall assume the following service contracts: TCI Cable. Seller agrees not to enter into any other service contracts affecting the Property. Seller agrees to terminate any and all management agreements affecting the Property as of the Closing Date.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.



                              PURCHASER:

                              AVALON PROPERTIES, INC., a Maryland corporation


                              By:  /s/ Lili F. Dunn
                                   ---------------------------------------
                              Name:    Lili F. Dunn
                                   ---------------------------------------
                              Its:     Vice President
                                   ---------------------------------------



                              SELLER:

                              BOULDER SPRINGS LIMITED PARTNERSHIP, an
                              Illinois limited partnership

                              By:  Boulder Springs, Inc., an Illinois
                                   corporation, its general partner


                              By:  /s/ James E. Mendelson
                                   ---------------------------------------
                              Name:    James E. Mendelson
                                   ---------------------------------------
                              Its:     Authorized Representative
                                   ---------------------------------------
                    of PW Real Estate Group ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated __, 199_ between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release stating that no other fees or commissions are due to it from Seller or Purchaser.


                              PW Real Estate Group


                              By:
                                   ------------------------------------

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Rent Roll and Delinquency Report

M    -    Loan Documents